Exhibit 4.22

Form of Labor Contract

Party A:	Party B:
Legal Representative (Authorized Person):	ID Number:
Address:	Contact Address:
Phone Number:	Phone Number:

In accordance with the Labor Law of the People’s Republic of China and relevant laws and regulations, Party A and Party B, through equal and voluntary consultation, agree to sign this contract and jointly comply with the terms listed in this contract.

Labor Contract Term

Article 1: This contract is a fixed-term labor contract. The contract period is from [year] [month] [day] to [year] [month] [day], totaling [X] months.

Article 2: The probation period of this contract is from [year] [month] [day] to [year] [month] [day].

Article 3: If Party B’s start date differs from the agreed date, the actual starting date will be regarded as the contract’s start date for establishing the employment relationship.

II. Work Content and Work Location

Article 4: According to the needs of Party A’s work, Party B agrees to undertake the work of the position of [job title], and Party B’s work location will be at Party A’s operating premises.

Article 5: During the contract’s validity period, Party A can adjust Party B’s work position, work content, and work location based on the company’s business needs and Party B’s skills and performance, after sufficient consultation with Party B.

Article 6: If Party A adjusts Party B’s work position, work location, or work content during the contract’s validity period, no new labor contract will be signed, but the relevant changes will be documented in the original contract. Party B must fulfill the responsibilities of the new position and related agreements. A new contract will be signed after the original contract expires, based on the new position and location.

III. Working Hours, Rest and Leave

Article 7: Party A shall formulate the working hours, rest, and leave systems in accordance with the law. Party B must comply with Party A’s working hours, rest, and leave policies and follow the regulations for working hours.

Article 8: Party A shall provide necessary labor protection measures for employees. Party B must follow Party A’s regulations on work materials management.

Article 9: Party A may require Party B to extend working hours or work on holidays or weekends based on project needs, and Party B must comply with Party A’s arrangements.

Article 10: Party B cannot decide on overtime independently. Overtime must be arranged by superiors or approved following procedures, otherwise, it will not be considered as overtime.

IV. Labor Compensation

Article 11: Party A will determine Party B’s salary level based on the laws, regulations, and the principle of labor distribution, combined with the company’s actual conditions and Party B’s position, and will not be lower than 80% of the local minimum wage standard.

Article 12: Party B’s salary after the probation period will be in accordance with Party A’s salary management policies, but Party A will not pay Party B less than the minimum wage standard announced by the local government for the year.

Article 13: Party A has the right to adjust Party B’s salary according to its production and business conditions, the change of Party B’s job position, and Party A’s salary management policies.

Article 14: Party A will pay Party B’s salary in full according to the company’s monthly salary standard. In case of holidays, salaries will be paid one day in advance or delayed until after the holiday.

Article 15: If Party B has any objections to the salary paid by Party A, they should submit them in writing within 10 days from the date of salary settlement. After this period, it will be regarded as no objection.

V. Social Insurance and Welfare

Article 16: Both parties shall comply with national regulations on social insurance and welfare.

Article 17: If Party B falls ill or is injured not due to work, the sick leave salary and medical benefits will be in accordance with Party A’s related regulations.

Article 18: If Party B contracts an occupational disease or is injured at work, benefits will be provided according to the national and provincial regulations.

VI. Labor Protection, Working Conditions, and Occupational Hazard Protection

Article 19: Party A will provide Party B with working conditions that meet national labor standards and necessary labor protection supplies, effectively ensuring Party B’s safety and health at work.

Article 20: Party A is responsible for providing Party B with education and training in ideological and political education, professional ethics, business skills, labor safety, hygiene, and relevant company regulations. Party B should consciously comply with the laws and regulations of the country and the company.

Article 21: If Party B suffers from occupational diseases during work, Party A will protect Party B’s health and related rights and interests in accordance with the “Occupational Disease Prevention Law” and other relevant regulations.

VII. Modification, Termination, and Renewal of the Labor Contract

Article 22: Both parties may, during the validity period of this contract, change the terms of the labor contract through mutual consent, on the basis of equality and voluntary agreement.

Article 23: If there are changes in the laws, regulations, or rules that the contract is based on, the relevant parts of the contract can be modified accordingly.

Article 24: If there are significant changes in the objective conditions under which this contract was established, making it impossible to perform, both parties may modify or terminate the contract through mutual agreement.

Article 25: By mutual agreement, this contract may be terminated.

Article 26: Party A may immediately terminate the contract in the following cases:

1. Party B is found to have provided false personal information during recruitment, including but not limited to: resignation certificates, ID proofs, household registration proofs, educational certificates, physical examination certificates, past work experience, family members, and major social relationships;

2. Party B severely violates national laws, regulations, the terms of this contract, Party A’s employee “Basic Law”, fails training during the probation period, or violates Party A’s regulations;

3. Party B falsifies work-related matters during work;

4. Party B harms the company’s brand image;

5. Other cases as prescribed by laws and regulations.

Article 27: Both parties must comply with relevant laws, regulations, and Party A’s rules when terminating the contract.

Article 28: This contract will automatically terminate in the following cases:

1. The contract expires, and both parties cannot agree on the renewal;

2. Party A’s business is not performing well or has closed;

3. Party B is called for military service or to perform other national statutory duties;

4. Other cases as prescribed by laws and regulations.

Article 29: Before the contract expires, both parties should express their opinion on contract renewal or termination and complete the relevant written procedures.

VIII. Other Provisions Agreed by Both Parties

Article 30: Party B must keep Party A’s trade secrets confidential and not disclose them to any third party (including Party A employees without work-related needs). If Party B breaches this confidentiality obligation, it will be treated as a serious violation of this contract. If Party B causes economic losses to Party A, Party A has the right to pursue full compensation. This confidentiality obligation remains binding on Party B even after the contract is terminated or expired.

Article 31: Other matters to be agreed upon by both parties:

IX. Responsibilities for Violating the Labor Contract

Article 32: If Party B fails to submit resignation to Party A 30 days in advance or has other unauthorized departure situations, Party A will pay Party B’s salary for the current month after Party B completes the handover work and handles the departure procedures. If this causes economic loss to Party A, Party B shall bear the corresponding compensation responsibility.

Article 33: If either party violates the provisions of this contract or its attachments, causing economic losses to the other party, the responsible party shall compensate the other party based on the actual loss.

Article 34: If Party B has any of the following circumstances, Party A has the right to make corresponding deductions from Party B’s salary, bonus, allowances, and subsidies (including but not limited to these items), and if the deduction is insufficient, Party A has the right to claim the remaining amount from Party B:

1. Compensation responsibility Party B should bear according to laws, regulations, and contract provisions;

2. Violation of Party A’s regulations;

3. Work mistakes causing economic loss to Party A;

4. Other amounts owed to Party A.

X. Labor Dispute Handling

Article 35: At the time of signing this contract, Party B must confirm that they no longer have any other labor relationship. If a dispute arises due to Party B’s failure to terminate their labor relationship with the original employer, it will be considered a serious violation of this contract, and Party A has the right to immediately terminate the labor relationship. All responsibilities will be borne by Party B, and Party A will not bear any legal responsibility. Party B must also compensate Party A for any losses caused by this, including but not limited to losses Party A bears externally, recruitment fees, training costs, etc.

Article 36: If a labor dispute arises between Party A and Party B during the performance of this contract, it should be resolved through consultation. If consultation fails, the party requesting arbitration can apply for arbitration within 60 days from the date of the dispute.

XI. Other Provisions

Article 37: Party B confirms that they are fully aware of Party A’s rules and regulations (including but not limited to the employee handbook, basic law, reward and punishment system, labor contract management methods, and other human resources management regulations, and company rules and regulations), and confirms that these rules and regulations, as well as any future revisions, form part of this contract and are binding on Party B.

Article 38: If Party B’s contact address changes, Party B must notify Party A in writing immediately. Otherwise, Party A will send documents to the address listed in this contract, the address on Party B’s registration form, or the address on Party B’s employee information sheet. The documents will be considered as delivered whether they are signed for or not.

Article 39: Any matters not covered in this contract shall be executed according to national and local laws, regulations, and Party A’s rules and regulations.

Article 40: If the laws and regulations upon which this contract is based are amended or repealed, the new laws and regulations shall apply.

Article 41: The following documents are attachments to this contract and have the same legal effect:

1.

2.

Article 42: This contract takes effect from the date of signing.

Article 43: This contract is made in two copies, one for each party, and both copies have the same legal effect.

Party A:	Party B:
Date:	Date: